Exhibit 99.1

Biometric ID Provider BIO-key Q1 Revenue Rose 229% to $1.4M on

Strength Across the Business; Hosts Call Tomorrow May 16 at 10:00 am ET

- Achieves Cash Flow from Operations of $117,000 in Q1’17 -

Wall, NJ, May 15, 2017 – BIO-key International, Inc. (OTCQB: BKYI), an innovative provider of biometric software and hardware solutions for strong and convenient user authentication, today reported results for its first quarter ended March 31, 2017 (Q1'17). BIO-key will host a conference call tomorrow, May 16th at 10:00 a.m. ET to review its results (call details below).

Financial Highlights:

•	Total revenues rose 229% to $1.4M in Q1’17 compared to $0.4M in Q1'16, as detailed below:

	Q1 2017	Q1 2016	Change
Service revenues	$320,587	$284,726	12.6%
Hardware revenues	$601,180	$101,075	494.8%
License and other revenue	$496,568	$44,791	1008.6%
Total Revenues	$1,418,335	$430,592	229.4%

•	BIO-key achieved Q1’17 positive cash flow from operating activities of $116,953 versus negative operating cash flow of ($661,558) in Q1'16.

•

Net loss increased to $1,356,187 in Q1'17 from $1,163,214 in Q1'16 due to non-cash expenses related to a $500,000 bad debt expense relating to a contract with payments behind schedule as well as to non-cash expenses of $341,000 for the amortization of software license rights that began in Q1'17.

Operational Highlights:

•

BIO-key introduced a new line of biometric and Bluetooth enabled padlocks at the Consumer Electronic Show (CES) 2017. TouchLock was recognized as a "Top Product" at the event and was featured on 30+ morning news TV shows across the country.

•

During Q1’17 BIO-key fully implemented a software as a service (SaaS) subscription pricing model with multi-year pricing options to address the shift in industry preference toward SaaS pricing. While this model can temper near-term revenue growth, it provides a more stable and predictable source of revenue that should also mitigate quarter-to-quarter variability.

•	Two regional banks selected BIO-key technology to protect online access to customer records – expanding the BIO-key footprint in the financial services industry.

•	BIO-key's biometric solutions for Healthcare were represented by eight strategic healthcare partners at HIMSS 2017 in Orlando.

•

BIO-key also ramped personnel and other resources at its Hong Kong subsidiary to better support the diverse needs of the Asian market. BIO-key’s Hong Kong subsidiary generated over $640K in revenue and $100K in operating profit over the past two quarters.

Michael DePasquale, Chairman & CEO of BIO-key, commented, "As previously indicated, BIO-key had a strong start to the year, which also translated into positive operating cash flow. Importantly, the performance was spread across the business. It is gratifying to see the investments we have been making in the business begin to translate into higher sales activity.

“Software license sales reflected a combination of new and existing customer business across healthcare, point of sale devices and two new regional bank customers looking to protect online access to customer records. This expands our presence in the financial services industry where we see significant potential for additional business due to increasing acceptance of biometrics.

“Progress on the hardware sales front reflects growing awareness and demand and solid sales activity with some new and existing customers. We also saw a nice pick-up in hardware sales via Amazon, which taps both the consumer and enterprise market. We believe this is a very encouraging sign for future demand. With respect to our new consumer-oriented biometric padlock product lines, we believe we have garnered some solid interest from major retailers that we think could turn into sales in the next few months, and are already in production on a small amount of initial product inventory to support those conversations.

"Our Hong-Kong subsidiary contributed to our Q1 revenue performance and reflects the benefits of added investments in staffing and resources. We now have a team of ten in Hong Kong, supporting several existing projects and developing new solutions targeted at the Asia-pacific security market.

"While revenue volatility remains a fact of life in the early innings of biometric deployments, we believe that we have the right technology and focus and are building a business platform to support higher and eventually more predictable revenues."

Q1 2017 Results

Q1’17 total revenue increased 229% to $1,418,335 compared to $430,592 in Q1’16, primarily reflecting greater hardware and license sales. Hardware sales increased by approximately $500,000 or 495%, to $601,180 with nearly half of the increase attributable to sales in the Asia Pacific region, where we have made significant investments in recent quarters. Software license sales increased to $496,568 from $24,207 in Q1'16, reflecting an overall greater level of sales activity from our growing base of customers, including increased biometric-related subscription deployments. Service revenues increased 13% to $320,587 in Q1'17 versus $284,726 in Q1'16 due to increases in custom service revenues.

Gross profit increased to $757,401 in Q1'17 from $318,744 in Q1'16, due to the higher sales volume. Gross margin decreased to 53% in Q1’17 from 74% in Q1’16, due to $341,160 in amortization of software rights which began in Q1'17 as well as an increase in sales of lower margin hardware products.

Amortization of software rights relates to the $12 million software license agreement that we entered into in late 2015 for the rights to all software technology then known under the FingerQ name, including sub-licensing rights in perpetuity. Usage of such rights was not generally available in our products until January 2017 and accordingly, amortization began in Q1'17.

Q1'17 operating expenses increased to $2,113,594 from $1,481,926 in Q1'16. The increase is largely attributable to a reserve against a contract whose payments are behind schedule. As a result of the delay, the company has reserved $500,000, which represents 24% of the remaining balance owed. Other increases related primarily to our Hong Kong subsidiary as well as increased commission expense related to higher revenue.

BIO-key's Q1’17 net loss increased to ($1,356,187), and $0.26 per share prior to preferred dividends, compared to ($1,163,214), and $0.25 per share prior to preferred dividends, in Q1’16.

2017 Financial Guidance

Based upon our solid first quarter performance, we are re-iterating our full year 2017 revenue guidance of $6M - $12M, with a gross margin ranging from 53% to 70% depending on the mix of hardware and software sales and now including software license amortization for the period.

Liquidity and Capital Resources:

At March 31, 2017, we had cash, cash equivalents and net receivables of $1,720,892 compared to $2,624,553 at December 31, 2016. On May 3, 2017, we raised $1 million through the sale of common stock priced at $3.60 per share in a private placement with an existing investor and member of our Board. We also entered into a $5 million committed equity facility, pursuant to which we may issue and sell up to $5 million of our common stock, subject to certain limitations and satisfaction of certain conditions (including but not limited to our common stock trading at or above $3.83 per share) over a 36-month term following the effectiveness of a registration statement covering the public resale of the shares of common stock issued under the facility.

Please refer to BIO-key’s Q1 FY 2017 Form 10-Q quarterly report filed today Monday, May 15, 2017 for additional and more detailed financial information.

Conference Call and Webcast Replay

Date/Time:	Tuesday, May 16, 2017 at 10 am ET
Call Dial In #:	1-877-418-5460 U.S. or 412-717-9594 International
Webcast:	Q1 2017 Webcast & Replay Available for 30 days.
Call Replay:	1-877-344-7529 U.S. or 412-317-0088 Int'l; code 10107027

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication as our easy to use biometric solutions enable convenient and secure access to information and financial transactions. We eliminate passwords, PINs tokens and cards and make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipe, SideTouch, EcoID and SidePass offer market leading quality, performance and price. Now anyone can BIO-key their world!

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the recent financial crisis in the global capital markets, and negative global economic trends, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Investor & Media Contacts

David Collins, William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

Twitter: BIO-keyIR

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,158,421	$1,061,307
Accounts receivable, net	562,471	1,563,246
Due from factor	117,891	53,638
Inventory	570,955	465,428
Software license rights	1,830,000	1,560,000
Prepaid expenses and other	167,348	206,677
Total current assets	4,407,086	4,910,296
Software license rights, net	9,933,623	10,598,411
Accounts receivable, net	1,070,000	1,570,000
Equipment and leasehold improvements, net	59,995	67,814
Deposits and other assets	8,712	8,712
Intangible assets, net	144,623	134,132
Total non-current assets	11,216,953	12,379,069
TOTAL ASSETS	$15,624,039	$17,289,365

LIABILITIES
Accounts payable	$153,692	$466,842
Accrued liabilities	380,015	335,323
Dividends payable	601,875	401,250
Deferred revenue	489,738	633,062
Total current liabilities	1,625,320	1,836,477
TOTAL LIABILITIES	1,625,320	1,836,477

Commitments and Contingencies
STOCKHOLDERS’ EQUITY:

Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 90,000 of $.0001 par value at March 31, 2017 and December 31, 2016, respectively	9	9
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 105,000 of $.0001 par value at March 31, 2017 and December 31, 2016, respectively	11	11
Common stock — authorized, 170,000,000 shares; issued and outstanding; 6,096,920 and 6,093,843 of $.0001 par value at March 31, 2017 and December 31, 2016, respectively	610	609
Additional paid-in capital	78,155,431	78,253,413
Accumulated deficit	(64,157,342)	(62,801,154)
TOTAL STOCKHOLDERS’ EQUITY	13,998,719	15,452,888
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,624,039	$17,289,365

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2017	2016

Revenues
Services	$320,587	$284,726
License fees and other	1,097,748	145,866
	1,418,335	430,592
Costs and other expenses
Cost of services	38,820	55,782
Cost of license fees and other	622,114	56,066
	660,934	111,848
Gross Profit	757,401	318,744

Operating Expenses
Selling, general and administrative	1,620,150	992,525
Research, development and engineering	493,444	489,401
Total Operating Expenses	2,113,594	1,481,926
Operating loss	(1,356,193)	(1,163,182)
Other income (expenses)
Interest income	6	6
Loss on derivative liabilities	-	(38)
Total Other Income (Expenses)	6	(32)
Net loss	(1,356,187)	(1,163,214)
Convertible preferred stock dividends	(200,625)	(200,625)
Net loss available to common stockholders	$(1,556,812)	$(1,363,839)

Basic & Diluted Loss per Common Share	$(0.26)	$(0.25)

Weighted Average Shares Outstanding:
Basic & Diluted	6,094,955	5,510,381

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,356,187)	$(1,163,214)
Adjustments to reconcile net loss to cash provided by (used for) operating activities:
Allowance for doubtful accounts	500,000	-
Depreciation	7,819	11,518
Amortization of intangible assets	3,402	3,401
Amortization of software license rights	341,160	-
Loss on derivative liabilities	-	38
Stock based directors fees	5,003	16,000
Share and warrant-based compensation for employees and consultants	156,086	158,363
Change in assets and liabilities:
Accounts receivable	1,000,775	1,167,758
Due from factor	(64,253)	(109,681)
Inventory	(105,527)	(110,208)
Software license rights	53,628	-
Prepaid expenses and other	(13,171)	(3,524)
Accounts payable	(313,150)	(529,924)
Accrued liabilities	44,692	(181,001)
Deferred revenue	(143,324)	78,886
Net cash provided by (used for) operating activities	116,953	(661,588)
CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(13,893)	(19,287)
Net cash used for investing activities	(13,893)	(19,287)
CASH FLOW FROM FINANCING ACTIVITIES:
Preferred dividends paid	-	(133,851)
Costs to issue preferred and common stock	(5,946)	(31,704)
Net cash used for financing activities	(5,946)	(165,555)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	97,114	(846,430)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,061,307	4,321,078
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,158,421	$3,474,648